Exhibit 99.1

FOR IMMEDIATE RELEASE

TORNIER REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

Strong International Sales Drive Global Extremities Constant Currency Growth of 11.4%

AMSTERDAM, The Netherlands, May 8, 2012 — Tornier N.V. (NASDAQ: TRNX), a global medical device company focused on providing surgical solutions to orthopaedic extremity specialists, today reported its financial results for the first quarter of 2012 and updated its fiscal 2012 financial outlook.

Sales for the first quarter of 2012 reached $74.5 million compared to first quarter 2011 sales of $69.4 million, representing increases of 7.2% as reported and 8.8% in constant currency.  First quarter 2012 sales of Tornier’s extremity product categories increased 10.5% as reported and 11.4% in constant currency over the prior year’s first quarter and represented 78% of reported global sales.

Douglas W. Kohrs, President and Chief Executive Officer of Tornier, commented, “For the sixth consecutive quarter, we delivered double digit extremities growth in constant currency due to our ongoing commitment to investments in our extremities product portfolio.  As we proceed with our programs to strengthen our domestic distribution channel and expand our international markets, we expect our innovative products to continue to drive market share gains around the world.”

The Company’s first quarter 2012 adjusted EBITDA, as defined in the GAAP to non-GAAP reconciliation provided later in this release, was $10.2 million or 13.7% of sales, compared to $9.1 million or 13.2% of sales in the same quarter of the prior year.

Mr. Kohrs continued, “We are pleased with our expanded gross margins in the first quarter which, when combined with working capital improvements, led to our second consecutive quarter of positive free cash flow.  We believe that our recent facility consolidation initiatives, combined with our improving margins, position us well to deliver operating leverage.”

Sales and Product Review

Tornier’s first quarter 2012 constant currency sales growth of 8.8% was led by its extremity product categories which together posted constant currency growth of 11.4% over the first quarter of 2011.  Within the extremity products group, first quarter constant currency growth of the upper extremity joints and trauma category was 12.5%, led by the shoulder arthroplasty portfolio.  The Aequalis Ascend™ and the Aequalis® reverse systems continued to gain prominence globally while the Simpliciti™ stemless shoulder system was launched into additional international markets.  Tornier’s lower extremity joints and trauma category grew 6.6% in constant currency due to growth from the market-leading Salto® ankle arthroplasty system and the innovative Stabilis™ ankle fusion system.  The sports medicine and biologics product category posted first quarter constant currency sales growth of 7.6%, led by the Company’s Piton® and Insite®FT bone anchor lines introduced in various international markets.

Sales of Tornier’s large joints and other product category grew 1% in constant currency in the quarter driven by growth in both the hip and knee product lines, offset by decreases in instrument sales.

On a geographic basis, Tornier’s international sales increased 7.2% as reported and 10.7% in constant currency as compared to the first quarter of 2011 and represented 47% of global sales.  Sales in the United States increased 7.2% and represented 53% of global sales.

Outlook

Tornier updated its outlook for 2012, taking into account anticipated distribution channel initiatives.  The Company projects 2012 constant currency sales in the range of $278 to $288 million, representing constant currency growth of 6% to 10% over 2011 sales.  Based on recent currency exchange rates, 2012 reported sales are projected in the range of $272 to $282 million, representing reported growth of 4% to 8% over 2011 sales.  Sales of the Tornier extremities product categories in 2012 are expected to grow 7% to 11% in constant currency.  The Company projects 2012 adjusted EBITDA, as described in the GAAP to non-GAAP reconciliation provided later in this release, to be in the range of $34.0 to $39.5 million or 12.5% to 14% of reported sales, representing growth of 19% to 38% over 2011.

For the second quarter of 2012, the Company projects constant currency sales in the range of $68 to $71 million, representing constant currency growth of 5% to 9% over second quarter 2011 sales.   Based on recent currency exchange rates, second quarter 2012 reported sales are projected in the range of $66 to $69 million, representing reported growth of 1% to 5% over second quarter 2011 sales.  Second quarter 2012 extremities product category sales are expected to grow 6% to 10% in constant currency.  The Company projects adjusted EBITDA for the second quarter of 2012 in the range of $6 to $7.5 million, or 9% to 11% of reported sales.

The facilities consolidation charges announced in the Company’s press release of April 13, 2012 are excluded from projected 2012 adjusted EBITDA.  The Company anticipates that substantially all of the $6.0 to $7.0 million estimated charges will be recorded in 2012 as special charges within operating expenses and, thereby, excluded from adjusted EBITDA as described on the GAAP to non-GAAP reconciliation which will be provided in those quarters.

Earnings Call Information

Tornier will host a conference call today at 4:30 p.m. eastern time to discuss its first quarter 2012 financial results and its outlook for 2012.  The conference call will be available to interested parties through a live audio webcast available through the Company’s website at www.tornier.com.  Those without internet access may join the call from within the U.S. by dialing 1-877-673-5355; outside the U.S., dial +1-760-666-3805.

A telephone replay will be available for two weeks following the call by dialing 1-855-859-2056 for domestic participants and +1-404-537-3406 for international participants.  When prompted, please enter the replay pin number 70742010.  For those who are not available to listen to the live webcast, the call will be archived for one year on Tornier’s website.

Forward-Looking Statements

Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “may,” “believe,” “could,” “would,” “continue,” “outlook,” “guidance,” other words of similar meaning or the use of future dates.   Examples of forward-looking statements in this release include Tornier’s financial guidance for the second quarter of 2012 and for the full year 2012, anticipated facilities consolidation charges and the timing of such charges and Tornier’s intent to improve operating efficiencies and gain market share.  Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Tornier’s actual results to be materially different than those expressed in or implied by Tornier’s forward-looking statements. For Tornier, such uncertainties and risks include, among others, Tornier’s future operating results and financial performance, fluctuations in foreign currency exchange rates, the effect of global economic conditions and the European sovereign debt crisis, the timing of regulatory approvals and introduction of new products, physician acceptance, endorsement, and use of new products; the effect of regulatory actions, changes in and adoption of reimbursement rates, potential product recalls, competitor activities and the costs and effects of litigation and changes in tax and other legislation. More detailed information on these and other factors that could affect Tornier’s actual results are described in Tornier’s filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K.  Tornier undertakes no obligation to update its forward-looking statements.

About Tornier

Tornier is a global medical device company focused on serving extremities specialists who treat orthopaedic conditions of the shoulder, elbow, wrist, hand, ankle and foot.  The Company’s broad offering of over 90 product lines includes joint replacement, trauma, sports medicine, and biologic products to treat the extremities, as well as joint replacement products for the hip and knee in certain international markets.  Since its founding approximately 70 years ago, Tornier’s “Specialists Serving Specialists” philosophy has fostered a tradition of innovation, intense focus on surgeon education, and commitment to advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world.  For more information regarding Tornier, visit www.tornier.com.

Use of Non-GAAP Financial Measures

To supplement Tornier’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Tornier uses certain non-GAAP financial measures in this release.  Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the detail of revenue by geography.  Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for Tornier’s financial results prepared in accordance with GAAP.

Contact:

Carmen Diersen

Chief Financial Officer

952-426-7646

cdiersen@tornier.com

Doug Kohrs

President and Chief Executive Officer

952-426-7606

dkohrs@tornier.com

Tornier N.V.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	(unaudited)
	April 1, 2012	April 3, 2011
Revenue	$74,458	$69,435
Cost of goods sold	21,116	20,041
Gross profit	53,342	49,394

Operating expenses
Selling, general and administrative	43,838	40,724
Research and development	5,623	5,110
Amortization of intangible assets	2,647	2,810
Special charges	—	—
Total operating expenses	52,108	48,644

Operating income (loss)	1,234	750

Other income (expense)
Interest income	113	128
Interest expense	(487)	(2,606)
Foreign currency transaction gain (loss)	25	(79)
Loss on extinguishment of debt	—	(29,475)
Other non-operating income (expense)	1	(19)

Income (loss) before income taxes	886	(31,301)
Income tax (expense) benefit	(1,062)	7,332

Consolidated net loss	$(176)	$(23,969)

Net loss per share
Basic and diluted	$(0.00)	$(0.68)

Weighted average ordinary shares outstanding
Basic and diluted	39,327	35,456

Tornier N.V.

Condensed Consolidated Balance Sheets

(in thousands)

	April 1, 2012	January 1, 2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$69,067	$54,706
Accounts receivable, net	51,556	45,908
Inventories, net	79,788	79,883
Deferred income taxes and other current assets	20,337	18,375
Total current assets	220,748	198,872

Instruments, net	50,766	49,347
Property, plant and equipment, net	33,974	33,353
Goodwill and intangibles, net	230,163	228,209
Deferred income taxes and other assets	1,636	1,919
Total assets	$537,287	$511,700

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowing and current portion of long-term debt	$22,507	$18,011
Accounts payable	13,090	12,020
Accrued liabilities and deferred income taxes	40,221	35,443
Total current liabilities	75,818	65,474

Other long-term debt	25,061	21,900
Deferred income taxes and other long-term liabilities	22,767	22,866
Total liabilities	123,646	110,240

Shareholders’ equity	413,641	401,460

Total liabilities and shareholders’ equity	$537,287	$511,700

Tornier N.V.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	(unaudited)
	April 1, 2012	April 3, 2011
Cash flows from operating activities
Consolidated net loss	$(176)	$(23,969)

Adjustments to reconcile consolidated net loss to net cash provided by (used in) operating activities
Depreciation and amortization	6,987	7,093
Non-cash foreign currency (gain) loss	(243)	633
Deferred and prepaid income taxes	(699)	(8,069)
Share-based compensation	1,944	1,295
Non-cash interest expense and discount amortization	—	2,040
Inventory obsolescence	1,490	1,596
Loss on extinguishment of debt	—	29,475
Other non-cash items affecting earnings	556	105

Changes in operating assets and liabilities
Accounts receivable	(4,774)	(5,892)
Inventories	373	(2,035)
Accounts payable and accruals	4,685	1,674
Other current assets and liabilities	(880)	3,494
Other non-current assets and liabilities	(424)	(488)
Net cash provided by (used in) operating activities	8,839	6,952

Cash flows from investing activities
Acquisition-related cash payments	(350)	(481)
Additions of instruments	(3,922)	(2,874)
Purchases of property, plant and equipment	(1,156)	(714)
Net cash provided by (used in) investing activities	(5,428)	(4,069)

Cash flows from financing activities
Change in short-term debt	2,991	(12,932)
Repayments of long-term debt	(2,042)	(2,070)
Proceeds from issuance of long-term debt	5,343	—
Deferred financing costs	—	(2,414)
Repayment of notes payable	—	(116,108)
Issuance of ordinary shares	3,120	168,257
Net cash provided by (used in) financing activities	9,412	34,733

Effect of currency exchange rates on cash and cash equivalents	1,538	1,660

Increase (decrease) in cash and cash equivalents	14,361	39,276

Cash and cash equivalents at beginning of period	54,706	24,838

Cash and cash equivalents at end of period	$69,067	$64,114

Tornier N.V.

Selected Revenue Information

(in thousands)

	Three Months Ended
	(unaudited)		Percent
	April 1, 2012	April 3, 2011	change
Revenue by product category
Upper extremity joints and trauma	$47,018	$42,155	11.5%
Lower extremity joints and trauma	7,029	6,632	6.0%
Sports medicine and biologics	4,131	3,857	7.1%
Total extremities	58,178	52,644	10.5%
Large joints and other	16,280	16,791	-3.0%
Total	$74,458	$69,435	7.2%

Revenue by geography
United States	$39,701	$37,021	7.2%
International	34,757	32,414	7.2%
Total	$74,458	$69,435	7.2%

Tornier N.V.

Reconciliation of Revenue to Non-GAAP Revenue on a Constant Currency Basis

(in thousands)

	Three Months Ended
	(unaudited)
	April 1, 2012			April 3, 2011	Percent
	Revenue as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue as reported	change on a constant currency basis
Revenue by product category
Upper extremity joints and trauma	$47,018	$402	$47,420	$42,155	12.5%
Lower extremity joints and trauma	7,029	38	7,067	6,632	6.6%
Sports medicine and biologics	4,131	19	4,150	3,857	7.6%
Total extremities	58,178	459	58,637	52,644	11.4%
Large joints and other	16,280	651	16,931	16,791	0.8%
Total	$74,458	$1,110	$75,568	$69,435	8.8%

Revenue by geography
United States	$39,701	$—	$39,701	$37,021	7.2%
International	34,757	1,110	35,867	32,414	10.7%
Total	$74,458	$1,110	$75,568	$69,435	8.8%

Tornier N.V.

Reconciliation of Net Loss to

Non-GAAP Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization (EBITDA)

(in thousands)

	Three Months Ended
	(unaudited)
	April 1, 2012	April 3, 2011
Net loss, as reported	$(176)	$(23,969)

Interest income	(113)	(128)
Interest expense	487	2,606
Income tax expense (benefit)	1,062	(7,332)
Depreciation	4,340	4,283
Amortization	2,647	2,810

Subtotal Non-GAAP EBITDA (Loss)	8,247	(21,730)

Other non-operating (income) expense	(1)	19
Foreign currency transaction (gain) loss	(25)	79
Share-based compensation	1,944	1,295
Loss on extinguishment of debt	—	29,475
Special charges	—	—

Non-GAAP Adjusted EBITDA	$10,165	$9,138

Tornier N.V.

Reconciliation of Net Cash Provided by (Used in) Operating Activities

to Non-GAAP Free Cash Flow

(in thousands)

	Three Months Ended
	(unaudited)
	April 1, 2012	April 3, 2011

Net cash provided by (used in) operating activities, as reported	$8,839	$6,952

Adjusted for:
Additions of instruments, as reported	(3,922)	(2,874)
Purchases of property, plant and equipment, as reported	(1,156)	(714)

Non-GAAP free cash flow	$3,761	$3,364